                                                                    EXHIBIT 99.1








R. J. REYNOLDS CAPITAL
INVESTMENT PLAN

INDEPENDENT AUDITORS' REPORT

FINANCIAL STATEMENTS
Years Ended December 30, 1999 and 1998

R. J. REYNOLDS CAPITAL INVESTMENT PLAN


TABLE OF CONTENTS
--------------------------------------------------------------------------------


                                                                           PAGE

INDEPENDENT AUDITORS' REPORT                                                 1

FINANCIAL STATEMENTS:
   Statements of Net Assets Available for Benefits as of
     December 30, 1999 and 1998                                              2
   Statements of Changes in Net Assets Available for Benefits
     for the Years Ended December 30, 1999 and 1998                          3
   Notes to Financial Statements                                           4-11



NOTE: The accompanying financial statements have been prepared for the purpose of filing with the Department of Labor Form 5500. Supplemental schedules as required by Section 103(c)(5) of the Employee Retirement Income Security Act of 1974 have been omitted because no such supplemental schedules are required to be filed for the year ended December 30, 1999.

INDEPENDENT AUDITORS' REPORT


RJR Employee Benefits Committee:

We have audited the accompanying statements of net assets available for benefits of the R. J. Reynolds Capital Investment Plan (the "Plan") as of December 30, 1999 and 1998, and the related statements of changes in net assets available for benefits for the years then ended. These financial statements are the responsibility of the Plan's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the net assets available for benefits of the Plan as of December 30, 1999 and 1998, and the changes in net assets available for benefits for the years then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ Deloitte & Touche LLP

June 19, 2000

R. J. REYNOLDS CAPITAL INVESTMENT PLAN


STATEMENTS OF NET ASSETS AVAILABLE FOR BENEFITS
DECEMBER 30, 1999 AND 1998
--------------------------------------------------------------------------------



                                                      1999             1998

ASSETS:
  Investment, at fair market value - plan
    interest in Master Trust (Notes 1,2 and 3)   $1,229,937,455   $2,069,161,642
                                                 --------------   --------------
  Receivables:
    Investment income                                 9,078,445        9,691,635
    Due from broker for sale of investments           5,219,010        1,411,182
                                                 --------------   --------------
         Total receivables                           14,297,455       11,102,817
                                                 --------------   --------------
         Total assets                             1,244,234,910    2,080,264,459
                                                 --------------   --------------

LIABILITIES:
  Note payable to Nabisco Group Holdings Corp.               --       45,032,242
  Interest payable on note payable to Nabisco
    Group Holdings Corp.                                     --        1,873,314
  Due to broker for purchase of investments             730,589          843,663
  Other                                                      --          413,668
                                                 --------------   --------------
         Total liabilities                              730,589       48,162,887
                                                 --------------   --------------

NET ASSETS AVAILABLE FOR BENEFITS                $1,243,504,321   $2,032,101,572
                                                 ==============   ==============

See notes to financial statements.

R. J. REYNOLDS CAPITAL INVESTMENT PLAN


STATEMENTS OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS
YEARS ENDED DECEMBER 30, 1999 AND 1998
--------------------------------------------------------------------------------



                                                       1999             1998
ADDITIONS:
  Investment income - plan interest in
    Master Trust (Notes 1,2,3 and 4)            $   187,480,495   $  252,206,557
                                                ---------------   --------------
  Contributions:
    Employer's                                       40,050,474       28,283,520
    Participants'                                    60,644,807       78,676,872
                                                ---------------   --------------
         Total contributions                        100,695,281      106,960,392
                                                ---------------   --------------
  Allocation of shares of preferred stock
    of Nabisco Group Holdings Corp., at market
    (Notes 1 and 4)                                  34,275,056       33,179,332
                                                ---------------   --------------
         Total additions                            322,450,832      392,346,281
                                                ---------------   --------------


DEDUCTIONS:
  Benefits paid to participants                     178,413,549      210,344,377
  Administrative expenses                             1,758,432        2,941,576
  Allocation of shares of preferred stock of
    Nabisco Group Holdings Corp., at market
    (Notes 1 and 4)                                  34,275,056       32,652,976
  Interest expense                                      682,748        4,435,891
                                                ---------------   --------------
         Total deductions                           215,129,785      250,374,820
                                                ---------------   --------------

NET INCREASE PRIOR TO TRANSFERS TO OTHER PLANS      107,321,047      141,971,461

NET TRANSFERS (TO)/FROM OTHER PLANS (Note 1)       (895,918,298)       4,287,940
                                                ---------------   --------------

NET (DECREASE) INCREASE                            (788,597,251)     146,259,401

NET ASSETS AVAILABLE FOR BENEFITS:
  Beginning of year                               2,032,101,572    1,885,842,171
                                                ---------------   --------------
  End of year                                   $ 1,243,504,321   $2,032,101,572
                                                ===============   ==============

See notes to financial statements.

R. J. REYNOLDS CAPITAL INVESTMENT PLAN


NOTES TO FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 30, 1999 AND 1998
--------------------------------------------------------------------------------



1.    DESCRIPTION OF PLAN

The following description of the R. J. Reynolds Capital Investment Plan (the "Plan") provides only general information. Participants should refer to the Plan document for a more complete description of the Plan's provisions.

GENERAL - The Plan is a voluntary and automatic defined contribution plan for certain eligible regular employees of R.J. Reynolds Tobacco Holdings, Inc. ("RJR" or the "Company") and participating subsidiaries. All eligible employees become participants unless they elect not to participate. RJR Employee Benefits Committee controls and manages the operation and administration of the Plan. During 1998 and 1999, Wachovia Bank, N.A. ("Wachovia") served as the trustee of the Plan, and PricewaterhouseCoopers Kwasha HR Solutions (now known as PricewaterhouseCoopers Unifi Network) served as the recordkeeper for the Plan. Effective May 1, 2000, the trustee of the Plan was changed to Citibank, N.A. The Plan is subject to the provisions of the Employee Retirement Income Security Act of 1974 ("ERISA").

Prior to June 14, 1999, the Plan was named the RJR Nabisco Capital Investment Plan and was sponsored by RJR Nabisco, Inc. During 1999, RJR Nabisco Holdings Corp. ("Holdings") was renamed Nabisco Group Holdings Corp. ("NGH"), and on May 18, 1999, RJR, the owner of 100% of R. J. Reynolds Tobacco Company ("RJR Tobacco"), transferred its approximately 80.5% interest in Nabisco Holdings Corp. ("Nabisco") to NGH through a merger transaction. On June 14, 1999, NGH distributed all of the outstanding shares of RJR common stock to NGH stockholders of record as of May 27, 1999.

Due to the spin-off transaction, various plans, including the Plan, became sponsored by RJR, and their names were changed. The name of the Plan was changed from the RJR Nabisco Capital Investment Plan to the R. J. Reynolds Capital Investment Plan. In addition, the Nabisco Inc. Capital Investment Plan was adopted for Nabisco participants which became effective June 14, 1999. Effective June 14, 1999, net assets of $891,619,532 were transferred from the Plan to the Nabisco Inc. Capital Investment Plan.

With the spin-off transaction, the Company registered with the Securities and Exchange Commission four million shares of RJR common stock for issuance pursuant to the Plan and another plan sponsored by a subsidiary of the Company. Each share of Nabisco common stock in the RJR Nabisco Common Stock Fund (which was offered to participants of the Plan as an investment option) was converted to one share of NGH common stock. Affected participants then received one share of RJR common stock for every three shares of NGH common stock.

During 1999, the Plan was amended to accommodate the change in corporate structure. The RJR Common Stock Fund was established, which invests in common stock of RJR. Additionally, the Nabisco Common Stock Fund and the Nabisco Group Holdings Stock Fund (formerly named RJR Nabisco Stock Fund) were "frozen." Participants could no longer make contributions of any type to these funds, but could transfer amounts in these funds to the other funds offered under the Plan, and had to complete the transfer of these funds within approximately six months of the spin-off date.

An Asset Purchase Agreement (the "Agreement") dated July 17, 1998 between ConAgra, Inc. and Nabisco, Inc. was entered into to provide in part for the sale of the tablespreads business. Based upon the terms of the Agreement, transferred employees who were participants of the Plan became fully vested and active participation in the Plan ceased as of the closing date. Additionally, the Plan was amended to provide for the direct trustee-to-trustee transfer of assets representing the full account balances of transferred employees. During 1999, net assets of $4,298,766 were transferred from the Plan to ConAgra, Inc. in accordance with the terms of the Agreement.

INTEREST IN MASTER TRUST - The Plan's investments are in the R. J. Reynolds Defined Contribution Master Trust, which was named the Defined Contribution Master Trust prior to the spin-off transaction ("Master Trust"), which was established for the investment of assets of the Plan and several other Company-sponsored plans. Each participating plan has an undivided interest in the Master Trust. The assets of the Master Trust were held by Wachovia during 1998 and 1999 and prior to May 1, 2000. The assets of the Master Trust have been held by Citibank, N.A. since May 1, 2000. Investment income and administrative expenses relating to the Master Trust are allocated to the individual plans based upon average monthly balances invested by each plan.

CONTRIBUTIONS - Each year, participants may make basic contributions of up to 6% of pre-tax annual compensation, as defined in the Plan. In addition, participants may make supplemental contributions on a pre-tax basis of up to 16% of compensation, including the basic contribution, as well as on an after-tax basis of up to 16% of compensation. Contributions, whether made on a pre-tax or after-tax basis, may not in the aggregate exceed 16% of compensation. The Company contributes an amount equal to 50% of basic contributions. Contributions are subject to certain limitations.

On December 22, 1999, the Plan was amended to permit the Company to make a minimum employer contribution to the Plan each taxable year. The amount of the minimum Company contribution for the 2000 Plan year is $25,000,000.

EMPLOYEE STOCK OWNERSHIP PLAN ("ESOP") - On April 10, 1991, the ESOP borrowed $250 million (the "ESOP Loan") from Holdings to purchase 15,625,000 shares of RJR Nabisco Holdings Corp. Convertible Preferred Stock (the "ESOP Preferred Stock"), stated value $16.00 per share. The market value of the ESOP Preferred Stock was the greater of the stated value of the ESOP Preferred Stock or the market value of Holdings' common stock (the "ESOP market value"). The ESOP Loan had a weighted average interest rate of 8.2% effective January 5, 1993 and matured on July 2, 2016. The ESOP Preferred Stock was convertible into 3,125,000 shares of Holdings' common stock, subject to adjustment in certain events, and bore cumulative dividends at a rate of 7.8125% of stated value per annum at least until April 10, 1999 and was payable semi-annually in arrears commencing January 2, 1992, when, as and if declared by the Board of Directors of Holdings. The ESOP Preferred Stock represented an unallocated investment of the Plan which was allocated to individual participants' accounts as the ESOP Loan is repaid. The unallocated ESOP Preferred Stock is collateral for the ESOP Loan. The Plan obtained funds to repay the ESOP Loan primarily from dividends on the ESOP Preferred Stock and Nabisco matching contributions. The ESOP Preferred Stock was redeemable at the option of Holdings, in whole or in part, at any time on or after April 10, 1999, at an initial optional redemption price of $16.25 per share.

Effective June 10, 1999, the Plan was amended to provide that the ESOP portion of the Plan ceased to exist. In conjunction with this cessation, all shares of the ESOP Preferred Stock held under the ESOP were redeemed by Holdings. Participants received $16.25 per share in cash for the shares of ESOP Preferred Stock allocated to their accounts; these funds were then invested in the Interest Income fund offered as an investment option of the Plan. The remaining funds were used to repay the ESOP Loan in full.

PARTICIPANT ACCOUNTS - Each participant's account is credited with the participant's contributions and withdrawals, as applicable, and allocations of
(a) the Company's contributions and (b) Plan earnings, and debited with an allocation of administrative expenses. Allocations are based on participant earnings or account balances, as defined. Forfeited balances of terminated participants' nonvested accounts are used to reduce future Company contributions. The benefit to which a participant is entitled is the benefit that can be provided from the participant's vested account.

VESTING - Participants are immediately vested in their contributions plus actual earnings thereon. Vesting in Company contributions occurs upon the earlier of: completion of 24 months of Plan participation, 60 months of service (as defined) with the Company or affiliated companies, or upon the occurrence of certain events as defined in the Plan document.

INVESTMENT OPTIONS - Upon enrollment in the Plan, a participant may direct employee contributions in 1% increments in any of eight investment fund options before June 14, 1999, and seven investment fund options after June 14, 1999. As of June 16, 2000, three additional investment fund options were available.

Participants may change or transfer their investments options at any time via telephone.

LOANS TO PARTICIPANTS - Participants may borrow from their fund accounts a minimum of $1,000 up to a maximum of the lesser of $50,000, or 50% of their vested account balance, reduced by the highest outstanding loan balance during the preceding 12 months. Loan transactions are treated as a transfer between the investment fund and the loan fund. Loan terms shall not be for more than five years or up to 10 years for the purchase of a primary residence. The loans are secured by the balance in the participant's account and bear interest at a rate commensurate with local prevailing rates as determined quarterly by the Plan administrator. Principal and interest is paid ratably through payroll deductions.

PAYMENT OF BENEFITS - On termination of service, a participant will receive a lump-sum amount equal to the value of the participant's vested interest in his or her account, or for certain employees, annual installments over a period not to exceed the lesser of 15 years or the participant's life expectancy if certain requirements set forth in the Plan are met.

EXPENSES - Expenses relating to the purchase or sale of investments are included in the cost or deducted from the proceeds, respectively. Direct charges and expenses including investment manager fees attributable to specific investment funds may be charged against that investment fund. Other plan expenses such as trustee, auditor, general plan recordkeeping, and Internal Revenue Service user fees may be paid directly from the Master Trust. Other expenses continue to be paid by the Company.


2.    SUMMARY OF ACCOUNTING POLICIES

BASIS OF ACCOUNTING - The financial statements of the Plan are prepared under the accrual method of accounting.

USE OF ESTIMATES - The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, and changes therein, and disclosure of contingent assets and liabilities. Actual results could differ from those estimates.

INVESTMENT VALUATION AND INCOME RECOGNITION - The Plan's interest in the Master Trust, except for the guaranteed investment contracts, is valued at estimated fair value. If available, quoted market prices are used to value the underlying investments. In instances wherein quoted market prices are not available, the fair value of investments is estimated primarily by independent investment brokerage firms and insurance companies.

The Plan has entered into various benefit-responsive investment contracts with insurance companies which maintain the contributions in a general account. The accounts are credited with earnings on the underlying investments and charged for participant withdrawals and administrative expenses. The contracts are included in the financial statements at contract value, which approximates fair value, as reported to the Plan by the insurance companies. Contract value represents contributions made under the contract, plus earnings, less participant withdrawals and administrative expenses. Participants may ordinarily direct the withdrawal or transfer of all or a portion of their investment at contract value.

There are no reserves against contract value for credit risk of the contract issuer or otherwise. The contract rates ranged from 4.92% to 8.10% and 4.90% to 7.70% at December 30, 1999 and 1998, respectively. The crediting interest rate is based on a formula agreed upon with the issuer, but may not be less than certain percentages.

Within the Master Trust, purchases and sales of securities are recorded on a trade-date basis. Interest income is recorded on the accrual basis. Dividends are recorded on the ex-dividend date.

PAYMENT OF BENEFITS - Benefits are recorded when paid.

RECLASSIFICATIONS - The Plan has adopted Statement of Position 99-3, Accounting for and Reporting of Certain Defined Contribution Plan Investments and Other Disclosure Matters. As a result, the 1998 financial statements have been revised to eliminate the by-fund disclosures.


3.    MASTER TRUST

The following table presents the investments for the Master Trust:

                                                                              DECEMBER 30,
                                                                  ----------------------------------
                                                                         1999               1998
Investments, at fair value:
  Wachovia Bank, N.A. Diversified Short-Term Investment Fund      $   58,527,157      $   35,900,963
  Nabisco Group Holdings Corp. Common Stock                            2,482,527          92,213,077
  Nabisco Holdings Corp. Class A Common Stock                         13,093,331          35,771,834
  R.J. Reynolds Tobacco Holdings, Inc. Common Stock                   19,676,293                  --
  Nabisco Group Holdings Corp. Convertible Preferred Stock                    --         205,195,600
  Mutual funds                                                       689,979,659       1,222,181,989
  Corporate bonds                                                     98,139,938         129,146,280
  Loans to participants                                               17,054,117          39,234,647
                                                                  --------------      --------------
                                                                     898,953,022       1,759,644,390
                                                                  --------------      --------------
Guaranteed investment contracts, at contract value                   330,984,433         435,954,523
                                                                  --------------      --------------
Total investments                                                 $1,229,937,455      $2,195,598,913
                                                                  ==============      ==============

Investment income for the Master Trust is as follows:

                                                                           YEAR ENDED DECEMBER 30,
                                                                     ---------------------------------
                                                                           1999                1998
Investment income:
  Net appreciation (depreciation) in fair value of investments:
    Nabisco Group Holdings Corp. Common Stock                        $  40,055,886       $ (20,825,390)
    Nabisco Holdings Corp. Class A Common Stock                           (445,950)         (2,735,867)
    R.J. Reynolds Tobacco Holdings, Inc. Common Stock                  (59,151,447)                 --
    Nabisco Group Holdings Corp. Convertible Preferred Stock             3,102,192                  --
    Mutual funds                                                       149,176,730         194,080,955
    Corporate bonds                                                      6,246,153           8,960,079
                                                                     -------------       -------------
                                                                       138,983,564         179,479,777
    Interest and dividends                                              54,009,079          85,248,610
                                                                     -------------       -------------
Total investment income                                              $ 192,992,643       $ 264,728,387
                                                                     =============       =============



At December 30, 1999 and 1998, the Plan's interest in the net assets of the Master Trust was approximately 100% and 94%, respectively.


4.    EMPLOYEE STOCK OWNERSHIP PLAN

Information about the net assets and the significant components of the changes in net assets relating to the nonparticipant-directed ESOP investments of the Plan are as follows:

                                                                        DECEMBER 30, 1998
                                                         -------------------------------------------------
                                                           ALLOCATED        UNALLOCATED          TOTAL
Net assets:
  Investment, at fair value                              $170,921,895      $ 34,275,056       $205,196,951
                                                         ------------      ------------       ------------
  Receivables:
    Investment income                                       6,682,654         1,338,869          8,021,523
    Due from trustee for sale of investments                   12,419                --             12,419
                                                         ------------      ------------       ------------
        Total receivables                                   6,695,073         1,338,869          8,033,942
                                                         ------------      ------------       ------------
        Total assets                                      177,616,968        35,613,925        213,230,893
                                                         ------------      ------------       ------------
Liabilities:
  Note payable to Nabisco Group Holdings Corp.                     --        45,032,242         45,032,242
  Interest payable on note payable to
    Nabisco Group Holdings Corp.                                   --         1,873,314          1,873,314
  Other                                                        13,770                --             13,770
                                                         ------------      ------------       ------------
        Total liabilities                                      13,770        46,905,556         46,919,326
                                                         ------------      ------------       ------------

Net assets available (deficit) for benefits              $177,603,198      $(11,291,631)      $166,311,567
                                                         ============      ============       ============


                                                                                 DECEMBER 30, 1999
                                                               -----------------------------------------------------
                                                                  ALLOCATED         UNALLOCATED             TOTAL
Changes in net assets:
  Additions:
    Investment income                                          $   9,630,718       $          --       $   9,630,718
    Participants' contributions:                                          --          32,953,961          32,953,961
    Allocation of shares of preferred stock of
      Nabisco Group Holdings Corp.                                34,275,056                  --          34,275,056
                                                               -------------       -------------       -------------
       Total additions                                            43,905,774          32,953,961          76,859,735
                                                               -------------       -------------       -------------
  Deductions:
    Benefits paid to participants                                  5,846,396                  --           5,846,396
    Allocation of shares of preferred stock of
      Nabisco Group Holdings Corp.                                        --          34,275,056          34,275,056
    Redemption of shares of preferred stock of
      Nabisco Group Holdings Corp.                               201,707,448                  --         201,707,448
    Interest expense                                                      --             682,748             682,748
                                                               -------------       -------------       -------------
       Total deductions                                          207,553,844          34,957,804         242,511,648
                                                               -------------       -------------       -------------
Interfund transfers, net                                         (13,295,474)         13,295,474                  --
                                                               -------------       -------------       -------------

Net (decrease) increase prior to transfers to other plans       (176,943,544)         11,291,631        (165,651,913)
Net transfer to other plans                                         (659,654)                 --            (659,654)
                                                               -------------       -------------       -------------
Net (decrease) increase                                         (177,603,198)         11,291,631        (166,311,567)
Net assets (deficit) available for benefits:
    Beginning of year                                            177,603,198         (11,291,631)        166,311,567
                                                               -------------       -------------       -------------
    End of year                                                $          --       $          --       $          --
                                                               =============       =============       =============

                                                                     DECEMBER 30, 1998
                                                    ----------------------------------------------------
                                                       ALLOCATED         UNALLOCATED            TOTAL
Changes in net assets:
  Additions:
    Investment income                               $  13,046,006       $  3,239,621       $  16,285,627
    Employer's contributions                                   --         28,275,860          28,275,860
    Allocation of shares of preferred stock of
      Nabisco Group Holdings Corp.                     33,179,332                 --          33,179,332
                                                    -------------       ------------       -------------
          Total additions                              46,225,338         31,515,481          77,740,819
                                                    -------------       ------------       -------------

  Deductions:
    Benefits paid to participants                      14,455,500                 --          14,455,500
    Allocation of shares of preferred stock of
      Nabisco Group Holdings Corp.                             --         32,652,976          32,652,976
    Interest expense                                           --          4,435,891           4,435,891
                                                    -------------       ------------       -------------
          Total deductions                             14,455,500         37,088,867          51,544,367
                                                    -------------       ------------       -------------
Interfund transfers, net                              (12,534,511)        12,328,653            (205,858)
                                                    -------------       ------------       -------------
Net increase prior to transfers to other plans         19,235,327          6,755,267          25,990,594
Transfers to other plans                                 (112,679)                --            (112,679)
                                                    -------------       ------------       -------------
Net increase                                           19,122,648          6,755,267          25,877,915
Net assets (deficit) available for benefits:
    Beginning of year                                 158,480,550        (18,046,898)        140,433,652
                                                    -------------       ------------       -------------

    End of year                                     $ 177,603,198       $(11,291,631)      $ 166,311,567
                                                    =============       ============       =============


5.    RELATED-PARTY TRANSACTIONS

Certain Plan investments have been shares of money market funds and units of participation in common trust funds managed by Wachovia. Wachovia was the trustee as defined by the Plan during 1998 and 1999 and, therefore, these transactions qualified as party-in-interest transactions in 1998 and 1999.


6.    PLAN TERMINATION

Although it has not expressed any intent to do so, the Company has the right under the Plan to discontinue its contributions at any time and to terminate the Plan subject to the provisions of ERISA. In the event of Plan termination, participants would become 100% vested in their employer contributions.


7.    RECONCILIATION OF FINANCIAL STATEMENTS TO FORM 5500

At December 30, 1998, amounts allocated to withdrawing participants and net assets available for benefits per the Form 5500 were $2,597,160 and $2,029,504,412, respectively.

8.    INCOME TAX STATUS

The Plan obtained its latest determination letter dated February 20, 1996, in which the Internal Revenue Service stated that the Plan, as then designed, was in compliance with the applicable requirements of the Internal Revenue Code. The Plan has been amended and restated since receiving this determination letter. The Company believes that the Plan is currently designed and being operated in compliance with the applicable requirements of the Internal Revenue Code. Therefore, no provision for income taxes has been included in the Plan's financial statements.